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                                                                     Exhibit 11

                      HIGH VOLTAGE ENGINEERING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                     THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                -----------------------------      -----------------------------
                                                January 25,       January 24,      January 26,       January 24,
                                                   1997              1998             1997              1998
                                                -----------       -----------      -----------      ------------
Income (loss) from operations before
  extraordinary item                             $    297         $   (1,864)       $    400        $   (14,558)
Effect of dilutive securities:
Redeemable put warrants                                --                 --             356              1,980
Income (loss) applicable to common
  stockholders - assuming dilution                    297             (1,864)            787            (12,578)
Extraordinary item, net of income
  taxes                                                --                 --            (259)            (7,861)
Net income (loss) applicable to common
  stockholders                                   $    178         $   (2,988)       $    172        $   (22,671)


Basic Earnings Per Share:
Net income (loss) per share from operations
  before extraordinary item                      $ 178.00        $ (2,759.00)          44.00        $(15,975.26)
Net loss per share from extraordinary
  item, net of income taxes                            --                 --         (259.00)         (7,479.54)
Net income (loss) per share applicable to
  common stockholders                            $ 178.00        $ (2,759.00)       $(215.00)       $(23,454.80)

Diluted Earnings Per Share:
Net income (loss) per share from operations
  before extraordinary item                      $ 155.73        $ (2,415.52)       $  38.50        $(12,331.39)
Net loss per share from extraordinary
  item, net of income taxes                            --                 --         (226.60)         (6,545.38)
Net income (loss) per share applicable to
  common stockholders                            $ 155.73        $ (2,415.52)       $(188.10)       $(18,876.77)

Weighted average common stock outstanding           1,000              1,083           1,000              1,051
Weighted average common stock and dilutive
  equivalents outstanding                           1,143              1,237           1,143              1,201
                                                  =======         ==========        ========         ==========

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     The income (loss) from operations before extraordinary item and the net income (loss) applicable to the common stockholders, for the purpose of calculating earnings (loss) per share, is net of preferred stock dividends of $119 and $1,029 and the accretion of redeemable preferred stock of $0 and $95 for the three months ended January 25, 1997 and January 24, 1998, respectively. The income (loss) from operations before extraordinary item and the net income (loss) applicable to the common stockholders, for the purpose of calculating earnings (loss) per share, is net of preferred stock dividends of $356 and $2,057 and the accretion of redeemable preferred stock of $0 and $175 for the nine months ended January 25, 1997 and January 24, 1998, respectively.